Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20130481461-40
Filing Date and Time 07/19/2013 10:23 AM
Entity Number E0358182013-0

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

1. Name of Corporation:	Greenpro, Inc.

2. Registered Agent for Service of Process: (check only one box)	☒ Commercial Registered Agent: Vcorp Services, LLC Name ☐ Noncommercial Registered Agent OR ☐ Office or Position with Entity (name and address below) (name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity

	Street Address	City		Zip Code

	Mailing Address (if different from street address)	City		Zip Code

3. Authorized Stock: (Number of shares corporation is authorized to issue)	Number of shares With par value: 600,000,000	Par value Per share: $.0001	Number of shares Without par value:
4. Name & Addresses Of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age: attach additional pages if more than three directors/trustees
1. Loke Che Chan, GilbertMendez
Name
	9/F Kam Chung Comm. Bldg., 19-21 Hennessy Rd.	Wanchai	HK
	Street Address	City	State	Zip Code

2. Lee Chung Kuang
Name
	9/F Kam Chung Comm. Bldg., 19-21 Hennessy Rd.	Wanchai	HK
	Street Address	City	State	Zip Code

3.
Name
	Street Address	City	State	Zip Code

5. Purpose: (optional –see Instructions)	The purpose of this corporation shall be: Any and all lawful business permitted under the U.S. and Nevada laws.

6. Name, Address And Signature of Incorporator: (attach additional pages if more than one incorporator)
	Gracie Zhou	X /s/ Gracie Zhou
	Name	Incorporator Signature

	900 Third Ave, 5th Floor	New York	NY	10022
	Address	City	State	Zip Code

7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named entity.
	X /s/ Farah Moiso			7/19/2013
	Authorized Signature of Registered Agent of On Behalf of registered Agent Entity			Date

This form must be accompanied by appropriate fees.

ARTICLES OF INCORPORATION

OF

GREENPRO. INC.

(continued)

3. Authorized Stock: The aggregate number of shares which the Corporation shall have authority to issue is six hundred million (600,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors.